Exhibit 99.1

CAUSE NO. 09-02404

RED OAK PARTNERS, LLC, ET. AL	§	IN THE DISTRICT COURT
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V.	§	DALLAS COUNTY, TEXAS
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ROBERT A. KAISER, ET. AL	§	134TH JUDICIAL DISTRICT

TEMPORARY RESTAINING ORDER
AND ORDER GRANTING MOTION FOR EXPEDITED DISCOVERY

Having considered the Plaintiffs’ Application for a Temporary Restraining Order, Defendant CLST’s Response, the other pleadings on file, and the arguments of counsel, the Court FINDS as follows:

1.                                       Defendant CLST Holdings, Inc. has refused, and continues to refuse, to hold its 2008 and 2009 Annual Meetings. Despite twice stipulating to conduct the 2008 and 2009 Annual Meetings absent a showing of good cause during the course of this litigation, no evidence of good cause has been offered and no meeting has occurred;

2.                                       On February 15, 2010, this Court entered an order instructing CLST Holdings, Inc. to hold the 2008 and 2009 Annual Meetings on March 23, 2010;

3.                                       On February 23, 2010, this Court conducted a hearing on Plaintiffs’ Application for a Temporary Restraining Order;

4.                                       In its pleadings and at the February 23, 2010, hearing, CLST Holdings, Inc. has expressed its intention to file a Certificate of Dissolution on February 26, 2010, and not conduct the 2008 and 2009 Annual Meetings on March 23, 2010. The basis for refusing to conduct the March 23, 2010, Annual Meetings is that filing the Certificate of Dissolution would prevent the ability of CLST Holdings, Inc. to conduct the Annual Meetings pursuant to applicable Delaware law;

5.                                       The Plaintiffs would be irreparably injured if the Defendants (CLST Holdings, Inc.; Robert Kaiser; Timothy Durham, and David Tornek) were permitted to file the Certificate of Dissolution of

CLST Holdings, Inc. in advance of the 2008 and 2009 Annual Meetings currently scheduled for March 23, 2010. The damage would be irreparable because the March 23, 2010, meeting could not go forward following the filing of the Certificate of Dissolution, and, accordingly, the shareholders of CLST Holdings, Inc. (including the shareholder Plaintiffs) would be forever barred from the opportunity to vote their shares at the 2008 and 2009 Annual Meetings; and

6.                                      Because CLST Holdings, Inc. has refused, and continues to refuse, to hold its 2008 and 2009 Annual Meetings, the shareholders of CLST Holdings, Inc. (including the shareholder Plaintiffs), would be irreparably damaged because they would not be permitted to participate in the election of directors for the post-dissolution corporate governance of CLST Holdings, Inc.

Based on these findings, the Court ORDERS as follows:

1.                                      The Defendants (CLST Holdings, Inc.; Robert Kaiser; Timothy Durham, and David Tornek) and their agents are restrained from filing the Certificate of Dissolution for Defendant CLST Holdings, Inc. on or before midnight on Wednesday, March 10, 2010, or until further order of this Court;

2.                                      Defendants shall produce the following discovery by 5:00 p.m. on March 1, 2010:

a.                                       All documents concerning any meetings of CLST’s Board or any committees, subcommittees, or special committees thereof, whether formal or informal, including without limitation, minutes, resolutions, unanimous written consents, packages, recordings, agendas, summaries, memoranda, transcripts, notes from the meetings, and all documents prepared for, distributed, reviewed, or submitted at such meetings relating to (i) holding an annual meeting of CLST stockholders, including documents reflecting Board communications concerning the reasons for or against calling such a meeting, and (ii) the dissolution of the CLST including documents reflecting Board communications concerning whether to dissolve CLST; and

b.                                      All documents reflecting communications between two or more Defendants concerning: (i) the holding of an annual meeting of CLST stockholders, including communications, memoranda, and notes discussing the desirability or undesirability of calling such a meeting, and (ii) dissolution of CLST, including communications, memoranda, and notes relating to the desirability or undesirability of dissolving CLST;

3.                                      Defendants Robert Kaiser; Timothy Durham, and David Tornek shall each appear for deposition on March 2, 3 or 4, 2010, to provide testimony only on subjects directly related to the holding of an annual meeting of CLST stockholders and dissolution of CLST, and each deposition shall be limited to 75 minutes;

4.                                      A hearing on the Plaintiffs’ Application for a Temporary Injunction is set for Tuesday, March 9, 2010, at 9:30 a.m. at which time the Court will determine whether this Temporary Restraining Order should be made a Temporary Injunction;

5.                                      The Plaintiffs shall file any briefing in support of the Application for a Temporary Injunction by 4:30 p.m. on March 5, 2010; and, the Defendants shall file any briefing in opposition of the Application for Temporary Injunction by 4:30 p.m. on March 8, 2010;

6.                                      The deadlines for the briefing schedule, the discovery, and the depositions may be altered by agreement of the parties pursuant to Texas Rule of Civil Procedure 11;

7.                                      The Plaintiffs shall post bond in the amount of $5,000; and

8.                                      This Temporary Restraining Order will expire at midnight on Wednesday, March 10, 2010.

SIGNED in Dallas County, Texas, at 12:30 p.m. on February 24, 2010.

/s/ JAMES M. STANTON
JAMES M. STANTON